                Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                      Registration Statement NO. 33-43127

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED JANUARY 16, 1998)

                               ________________

   This Prospectus Supplement supplements the Prospectus dated January 16, 1998 (the "Prospectus") relating to the resale of up to 3,255,731 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Cambridge Technology Partners (Massachusetts), Inc. (the "Company") by certain stockholders of the Company, which Prospectus was filed as part of the Company's Registration Statement on Form S-3 No. 333-43127.

                               ________________

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF (JANUARY 16, 1998). THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                               ________________

           The date of this Prospectus Supplement is April 12, 1999.

   In connection with the transfer by Jermyn Trustees (Jersey) Limited (the "Transferor") of shares of Common Stock of the Company held by it to each of Stefan Falckenberg (500) Salwinder Puarr (2,000), Mark Hughes (2,290), Lance Hartley (500), Jurgen Deiss (1,955), Charles Cable (6,171) and Alois Deubert (3,300) (in the amount set forth after each of the above listed individual's name), this Prospectus Supplement updates certain information contained in the "Selling Stockholders" section of the Prospectus. Each of the foregoing transferees is referred to in this Prospectus Supplement as a "Transferee." Except for information in this Prospectus Supplement, reference should be made to the accompanying Prospectus dated January 16, 1998 and the information incorporated therein by reference.

   The following table amends and restates the information set forth in the table in the "Selling Stockholders" section of the Prospectus with respect to the Transferor, Stefan Falckenberg, Salwinder Puarr, Mark Hughes, Jurgen Deiss, Charles Cable and Alois Deubert and adds the following information to such table with respect to Lance Hartley.

                                       Shares Beneficially Owned before this
                                       Offering and Offered Pursuant to this
            Selling Stockholders        Prospectus (as supplemented hereby)(1)
            --------------------       -------------------------------------
      Jermyn Trustees (Jersey)
       Limited........................                149,104
      Stefan Falckenberg..............                  5,420
      Salwinder Puarr.................                 19,712
      Mark Hughes.....................                 12,130
      Jurgen Deiss....................                 16,715
      Charles Cable...................                 16,011
      Alois Deubert...................                 45,559
      Lance Hartley...................                    500

--------
(1) For purposes of the information in this column, shares of Common Stock transferred to the Transferees by the Transferor are treated as having been beneficially owned before this offering by the Transferees, rather than the Transferor.

   All of the Selling Stockholders acquired his or its shares of Common Stock offered pursuant to the Prospectus (as supplemented hereby) directly or indirectly (as a Transferee from the Transferor) in connection with the Acquisition described in the accompanying Prospectus dated January 16, 1998 under "Recent Developments." Each Selling Stockholder represented to the Company in connection with such Acquisition that such Selling Stockholder was acquiring his or its shares of Common Stock in connection with the Acquisition without any present intention of effecting a distribution of those shares.


                                       2